Annex E-1

CareGuide, Inc. and Subsidiaries

Consolidated Financial Statements

Year Ended December 31, 2007 and Nine Months Ended December 31, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

CareGuide, Inc.

We have audited the consolidated balance sheets of CareGuide, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007 and the nine months ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CareGuide, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the year ended December 31, 2007 and the nine months ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assertion about the effectiveness of CareGuide, Inc. and subsidiaries internal control over financial reporting as of December 31, 2007 included in the Company’s Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa

May 8, 2008

CareGuide, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except shares and par values)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$ 1,014	$ 5,975
Restricted cash available for current liabilities	868	4,717
Securities available for sale	42	24
Securities held for trading	491	284
Notes receivable	-	308
Accounts receivable, net of allowance for doubtful accounts of $712 and $544, respectively	1,779	3,503
Prepaid expenses and other current assets	362	587
Current assets of discontinued operations	334	344
Total current assets	4,890	15,742
Property and equipment, net	2,087	2,948
Intangibles and other assets, net	4,451	5,963
Goodwill	25,349	32,629
Restricted cash	300	908

Total assets	$ 37,077	$ 58,190

Liabilities and stockholders’ equity
Current liabilities:
Claims payable	$ 167	$ 7,260
Line of credit	500	8,000
Accounts payable and accrued expenses	5,679	4,932
Deferred revenue	232	1,500
Current tax liability	250	344
Current portion of lease obligations	453	365
Current liabilities of discontinued operations	360	425
Total current liabilities	7,641	22,826

Long-term liabilities:
Line of credit	8,000	-
Convertible notes payable	6,847	6,520
Deferred tax liability	7	7
Lease obligations, net of current portion	1,637	1,107
Total liabilities	24,132	30,460

Commitments and contingencies

Stockholders’ equity:
Series A convertible preferred stock, $.01 par value, 6,250,000 shares authorized 1,562,500 shares issued and outstanding Common stock, $.01 par value, 100,000,000 shares authorized;	938	-
67,538,976 shares issued and outstanding	675	675
Additional paid-in capital	63,343	62,474
Accumulated other comprehensive loss	(30)	(32)
Accumulated deficit	(51,981)	(35,387)
Total stockholders’ equity	12,945	27,730
Total liabilities and stockholders’ equity	$ 37,077	$ 58,190

See accompanying notes.

CareGuide, Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except per share data)

	Year Ended	Nine Months Ended
	December 31, 2007	December 31, 2006
Revenues:
Capitation revenue	$ 3,032	$ 27,061
Administrative and fee revenue	19,214	14,277
Total revenues	22,246	41,338
Cost of services – direct service costs, excluding
depreciation and amortization of $2,386 and $808, respectively	14,849	31,429
Gross profit	7,397	9,909

Operating costs and expenses:
Selling, general and administrative expense	12,064	6,641
Depreciation and amortization	3,087	1,959
Goodwill impairment	7,523	-
Total operating costs and expenses	22,674	8,600

Operating (loss) income from continuing operations	(15,277)	1,309

Other income (expense):
Interest and other income	177	360
Trading portfolio gain (loss)	207	(543)
Interest expense	(1,593)	(1,355)
Loss from continuing operations before income
taxes and discontinued operations	(16,486)	(229)
Income tax expense	(162)	(377)
Loss from continuing operations	(16,648)	(606)
Income from discontinued operations	54	675
Net income (loss) attributable to common stockholders	$ (16,594)	$ 69

Net (loss) income common share-basic and diluted:
Continuing operations	$ (0.25)	$ (0.01)
Discontinued operations	-	0.01
Net loss	$ (0.25)	$ -

Weighted average common shares outstanding:
Basic	67,539	67,539
Diluted	67,539	67,539

See accompanying notes.

CareGuide, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
Year Ended December 31, 2007 and Nine Months Ended December 31, 2006
(Dollars in Thousands)

						Accumulated
	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in	Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total
Balance at March 31, 2006	-	$ -	67,538,976	$ 675	$ 61,742	$ (1)	$ (35,456)	$ 26,960
Stock option compensation expense					65			65
Amortization of warrants					657			657
Warrant exercises					10			10
Comprehensive income:
Unrealized loss on securities available for sale						(31)		(31)
Net income							69	69
Net comprehensive income								38
Balance at December 31, 2006	-	-	67,538,976	675	62,474	(32)	(35,387)	27,730
Preferred stock issuance	1,562,500	938						938
Stock option compensation expense					332			332
Amortization of warrants					537			537
Comprehensive income:
Unrealized gain on securities available for sale						2		2
Net loss							(16,594)	(16,594)
Net comprehensive loss								(16,592)
Balance at December 31, 2007	1,562,500	$ 938	67,538,976	$ 675	$ 63,343	$ (30)	$ (51,981)	$ 12,945

See accompanying notes.

CareGuide, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
	Year Ended	Nine Months Ended
	December 31, 2007	December 31, 2006
Cash (used in) provided by operations:
Net (loss) income	$ (16,594)	$ 69
Adjustments to reconcile net (loss) income to net cash (used in) provided by continuing operations:
Depreciation and amortization and loss on disposal	3,087	1,959
Goodwill impairment	7,523	-
Stock option compensation	332	65
Amortization of warrants	537	657
Unrealized (gain) loss in trading portfolio	(207)	543
Increase in accrual for lease abandonment	618	-
Increase in accrued interest expense on note payable	327	-
Decrease in accounts receivable	1,724	480
Decrease (increase ) in prepaid expenses and other current assets	315	(137)
Decrease in claims payable	(7,093)	(1,000)
Increase (decrease) in accounts payable and accrued expenses	567	(1,577)
(Decrease) increase in deferred revenue	(1,268)	12
Decrease (increase) in current tax liability	(94)	251
Deferred tax (expense) benefit	-	(10)
Decrease in current assets of discontinued operations	10	7
Decrease in current liabilities of discontinued operations	(65)	(593)
Net cash (used in) provided by operating activities	(10,281)	726

Cash provided by (used in) investing activities:
Purchases of property and equipment	(820)	(381)
Restricted deposits, net	4,457	(113)
Repayment of note receivable	308	-
Cash used in mergers, including acquisition costs	(63)	(2,596)
Net cash provided by (used in) investing activities	3,882	(3,090)

Cash provided by (used in) financing activities:
Principal payments of capital lease obligations	-	(70)
Proceeds from borrowing under line of credit facility	500	-
Issuance of preferred stock	938
Proceeds received from warrant exercises	-	10
Net cash provided (used in) by financing activities	1,438	(60)

Net decrease in cash and cash equivalents	(4,961)	(2,424)
Cash and cash equivalents, beginning of period	5,975	8,399
Cash and cash equivalents, end of period	$ 1,014	$ 5,975

CareGuide, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

Supplemental cash flow information:

	Year Ended December 31, 2007	Nine Months Ended December 31, 2006
Cash paid for interest	$ 744,000	$ 553,000
Cash paid for taxes	256,000	139,000

Supplemental disclosure of non-cash operating and investing activities, accrual of Haelan earn-out	$ 180,000	$ -

See accompanying notes.

1. Organization and Description of Business

On January 25, 2006, CareGuide, Inc. (the "Company" or "CareGuide", formerly known as Patient Infosystems, Inc.) acquired all the outstanding common stock of CCS Consolidated, Inc., ("CCS") through the issuance of 43,224,352 shares of CareGuide common stock. CCS was the accounting acquirer, but CareGuide was the surviving legal entity.

On December 8, 2006, the Company acquired Haelan Corporation, a privately held corporation ("Haelan"). As of the closing of the acquisition, Haelan became a wholly owned subsidiary of the Company. The financial statements presented herein as of and for the nine months ended December 31, 2006 include the combined results of operations since the date of the acquisition.

CCS was incorporated on March 4, 1998. As a result of the merger with Patient Infosystems, CCS became a wholly owned subsidiary of the Company. During the nine months ended December 31, 2006, the Company changed its name from Patient Infosystems, Inc. to CareGuide, Inc.

The Company is a population health management company that provides a full range of healthcare management services to health plans, work/life companies, government entities, and self-funded employers to help them to reduce health care costs while improving the quality of care for the members. The Company has approximately 80 customers across the United States.

The Company’s services may be provided under a variety of contractual arrangements, including capitation, fee-for-service, and case rates. The Company has terminated all capitated risk contracts as of January 31, 2007. CareGuide also provides case management and disease management for administrative fees only. Contracts may include performance bonuses and shared cost savings arrangements.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, CCS, Haelan, Coordinated Care Solutions, Inc. (formerly Integrated Health Services Network, Inc.), Coordinated Care Solutions, IPA, Inc., Coordinated Care Solutions of Texas, Inc. (CCS of Texas), Careguide at Home, Inc., CCS New Jersey Inc, CCS/CG Holdings, Inc., and CBCA Care Management, Inc. During the year ended December 31, 2007, the Company dissolved the following entities that were no longer operating: Coordinated Physician Solutions, Inc., Coordinated Care Solutions of Connecticut, Inc., IHS Network Services, Inc., CCS Merger Corp., and Professional Review Network, Inc. The activity, if any, of these entities is included through the date of dissolution. All material intercompany accounts and transactions have been eliminated in consolidation. The Company and its subsidiaries collectively do business under the name "CareGuide".

The accompanying consolidated statements of operations and statements of cash flows for the nine months ended December 31, 2006 include the accounts of Haelan from the merger date of December 8, 2006 through December 31, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosures at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Summary of Significant Accounting Policies (continued)

Risks and Uncertainties

The Company’s business could be impacted by continuing price pressure on new and renewal business, the Company’s ability to effectively control provider costs, additional competitors entering the Company’s markets and changes in federal and state legislation or governmental regulations. Changes in these areas could adversely impact the Company’s financial position, results of operations and/or cash flows in the future.

Direct service costs are comprised of the incurred claims paid to third-party providers for services for which the Company is at risk and the related expenses of the Company associated with the providing of its services. Network provider and facility charges for authorized services that have yet to be billed to the Company are estimated and accrued in its Incurred But Not Reported (“IBNR”) claims payable liability. Such accruals are based on historical experience, current enrollment statistics, patient census data, adjudication and authorization decisions and other information. The IBNR liability is adjusted as changes in these factors occur and such adjustments are reported in the period of determination. Although it is possible that actual results could vary materially from recorded claims in the near term, management believes that the recorded IBNR liability is adequate. The Company has terminated all risk based contracts as of January 31, 2007 and has settled substantially all claims related to these contracts. As of December 31, 2007, the Company has an estimated claim liability of $167,000 outstanding, as compared to $7.3 million as of December 31, 2006.

Reportable Operating Segments

The operations of the Company are reported herein as one reportable segment for the year ended December 31, 2007 and the nine months ended December 31, 2006. The Company uses the "management approach" for reporting information about segments in annual and interim financial statements. The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single reportable segment. Revenues from a non-reporting segment, whose financial amounts are below the quantitative thresholds for separate disclosure, totaled approximately $1.3 million for the nine months ended December 31, 2006. The non-reporting segment ceased operation as of December 31, 2006; there will be no further revenues from this non-reporting segment.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, cash on deposit, and amounts invested in short-term financial instruments with a maturity of three months or less from the date of acquisition, the use of which is not restricted.

Accounts Receivable

The Company’s accounts receivable, which are unsecured, are due from companies who have contracted through the Company for care management services. The Company does not charge interest on accounts receivable. Accounts receivable are recorded net of an estimated allowance for doubtful accounts in the accompanying financial statements, which is recorded primarily based upon an analysis of the individual accounts. Accounts are written off only after all collection efforts are exhausted. During the year ended December 31, 2007 and the nine months ended December 31, 2006, net expenses related to doubtful accounts were approximately $179,000 and $79,000, respectively.

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using accelerated and straight-line methods, as deemed appropriate, over the estimated useful lives of the related assets ranging from three to ten years. Leasehold improvements are amortized over the lesser of the remaining lease term or the asset’s useful life.

Intangible and Other Assets

Intangible and other assets consist primarily of a website, trademarks, customer relationships and other intangibles associated with acquisitions. Amortization is computed using accelerated and straight-line methods, as deemed appropriate, over the estimated useful lives of the related assets ranging from three to ten years. Any asset deemed to have an indefinite life will be tested at least annually for impairment; the extent of any impairment will be recorded in the period in which any such impairment determination is made.

Restricted Cash

On March 31, 2001, the Company was licensed to operate as a limited service HMO in the State of Texas. In accordance with the regulations of the Texas Department of Insurance, the Company was required to maintain a statutory deposit in a restricted account. Interest earned on these funds accrues to the Company. As of December 31, 2007 and 2006, the Company included the deposits of $325,000 in current assets of discontinued operations in the consolidated balance sheets (see Note 6).

In connection with several of the Company’s customer contracts and office leases, the Company is required to maintain unconditional, irrevocable letters of credit totaling $530,000 and $4,999,000 at December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006, the Company has secured these letters of credit by establishing certificates of deposit totaling $531,000 and $5,018,000, respectively. These certificates of deposit are included in restricted cash in the consolidated balance sheets.

In addition, at December 31, 2007 and 2006, CCS New Jersey, Inc. had $637,000 and $607,000, respectively, on deposit with the State of New Jersey as a condition of licensure as an Organized Delivery System (“ODS”) in New Jersey. This deposit is included as restricted cash in the consolidated balance sheets. As a result of the Company’s decision to exit the risk-based business, the Company has applied to surrender its ODS license and accordingly has requested that the State of New Jersey release the statutory funds. The Company intends to use these released funds to settle a liability.

The portion of restricted cash that is available and that the Company intends to use to satisfy current liabilities is included in current assets. The fair value of restricted cash approximates its carrying value.

Securities

Securities available-for-sale and held for trading each consists solely of common shares of American Caresource Holdings, Inc. ("ACSH") acquired in the merger with Patient Infosystems, Inc. The available-for-sale portfolio consisting of 13,092 shares of ACSH common stock is carried at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity. The remaining 153,518 shares of ACSH common stock are classified as a trading portfolio as such shares may be needed to satisfy a call option granted on those shares (see Note 15). Such trading portfolio is carried at fair value, with an unrealized gain of approximately $207,000 included in the consolidated statements of operations for the year ended December 31, 2007 and an unrealized loss of approximately $543,000 included in the consolidated statements of operations for the nine months ended December 31, 2006. No securities have been sold to date.

2. Summary of Significant Accounting Policies (continued)

Long-Lived Assets

In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company reviews the carrying value of its long-lived assets to assess recoverability and impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An evaluation of the recovery of the long-lived assets was performed as of the year ended December 31, 2007. No impairments were recorded for the year ended December 31, 2007 and the nine months ended December 31, 2006.

Goodwill and Indefinite Lived Intangible Assets

In accordance with SFAS No. 142 "Goodwill and Other Intangible Assets", the goodwill and intangible assets with indefinite useful lives are not amortized, but instead tested annually for impairment on March 31 or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. As discussed above, the Company is treated as one reportable segment under the management approach to reportable segments. As such, the goodwill impairment test is performed using the entire Company as the reporting unit.

Due to the loss of a significant customer, the Company performed a goodwill impairment test as of December 31, 2006 which resulted in no goodwill impairment. Due to certain conditions present during 2007 (including the Company’s 2007 net operating loss, net decrease in cash and declining market price for its common stock), the Company performed a goodwill and intangible asset impairment test as of December 31, 2007. Based on an independent valuation of the goodwill as of December 31, 2007, a goodwill impairment loss of approximately $7,523,000 was recognized. The fair value of the Company was estimated using a combination of valuation methods, including the expected present value of future cash flows, comparison to guideline companies and analysis of the Company’s stock.

SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144. No impairments were recorded for the year ended December 31, 2007 or the nine months ended December 31, 2006.

2. Summary of Significant Accounting Policies (continued)

Claims Payable

The Company provides for claims incurred but not yet reported based primarily on past experience, together with current factors, using generally accepted actuarial methods. Estimates are adjusted as changes in these factors occur and such adjustments are reported in the period of determination. Accordingly, amounts designated as “prior periods” relate to the favorable or unfavorable settlement of claims for services incurred prior to the beginning of each period presented below. Although it is reasonably possible that actual results could vary materially from recorded claims in the near term, management believes that recorded reserves are adequate.

The estimates for claims payable are continually reviewed and adjusted as necessary, as experience develops or new information becomes known. Such adjustments are included in current operations. Incurred claims for the year ended December 31, 2007 and the nine months ended December 31, 2006 are as follows (dollars in thousands):

	Year Ended	Nine Months Ended
	December 31, 2007	December 31, 2006

Claims payable, beginning of period	$ 7,260	$ 8,260

Claims Incurred:
Current period	2,613	23,255
Prior periods	(2,209)	(3,181)

Net incurred claims	404	20,074

Paid Claims:
Current period	(433)	(2,500)
Prior periods	(5,245)	(2,359)
Claims paid by health plan	(1,819)	(16,215)
Total paid claims	(7,497)	(21,074)

Claims payable, end of period	$ 167	$ 7,260

Cost of services for the year ended December 31, 2007 and the nine months ended December 31, 2006 include a benefit of approximately $2.2 million and $3.2 million, respectively, related to the favorable settlement of claims for services included in the prior reporting periods.

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, available-for-sale and trading securities, accounts receivable, restricted cash, accounts payable, accrued expenses, a line of credit and long-term debt. The fair value of instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of short-term financial instruments approximates their recorded values due to the short-term nature of the instruments. Securities are valued using market trading prices and are carried at market value. Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

Revenue and Major Customers

Capitated fees are due monthly and are recognized as revenue during the period in which the Company is obligated to provide services to members. Administrative fees are recognized during the period in which case management and disease management services are provided. Fee-for-service revenues are recognized during the period in which the related services are provided to members. Fees received in advance are deferred to the period in which the Company is obligated to provide service to members.

For the year ended December 31, 2007 and nine months ended December 31, 2006, approximately 21% and 7%, respectively, of the Company’s total revenue from continuing operations was earned under contracts with Blue Cross Blue Shield of Michigan. For the year ended December 31, 2007 and nine months ended December 31, 2006, approximately 14% and 66%, respectively, of the Company’s total revenue from continuing operations was earned under contracts with affiliates of a single company, Aetna, Inc. (Aetna). The capitated-risk contracts with Aetna were terminated effective as of January 31, 2007. Other than these customers, no other one customer accounted for more than 10% of the Company’s total revenue for the year ended December 31, 2007 or nine months ended December 31, 2006.

Direct Service Costs

Direct service costs are comprised principally of expenses associated with providing the Company’s services, including third-party network provider charges. The Company’s direct service costs require pre-authorization and are recognized in the month in which services are rendered. Network provider and facility charges for authorized services that have not been billed to the Company (known as incurred but not reported expenses) are estimated and accrued based on the Company’s historical experience, current enrollment statistics, patient census data, adjudication decisions and other information. The liability for such costs is included in the caption “Claims payable” in the accompanying consolidated balance sheets. For the year ended December 31, 2007 and nine months ended December 31, 2006, direct service costs excluded $2,386,000 and $808,000, respectively, of depreciation and amortization which were attributable to direct service operations but are reported as operating expenses.

Income Taxes

The Company and its subsidiaries file federal tax returns on a consolidated basis, and certain of its subsidiaries file state income tax returns on a separate basis. The Company’s provision for income taxes includes federal and state income taxes currently payable and changes in deferred tax assets and liabilities, excluding the establishment of deferred tax assets and liabilities related to acquisitions. Deferred income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes and represent the estimated future tax effects resulting from temporary differences between financial and tax reporting bases of certain assets and liabilities. In addition, future tax benefits, such as net operating loss (NOL) carryforwards, are required to be recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets are reduced by a valuation allowance when, in the opinion of the management, it is more likely than not that some or all of the deferred tax assets will not be realized.

2. Summary of Significant Accounting Policies (continued)

Earnings Per Share

The calculations for the basic (loss) income per share were based on net loss attributable to common stockholders of $16,594,000 and net income attributable to common stockholders of $69,000 for the year ended December 31, 2007 and nine months ended December 31, 2006, respectively. For both periods, the weighted average outstanding common shares was 67,538,976. The calculation of the diluted (loss) income per share was based on a weighted average number of common shares and equivalents outstanding of 67,538,976 for both the year ended December 31, 2007 and nine months ended December 31, 2006. In accordance with SFAS No. 128 "Earnings per Share", the computation of fully diluted loss per share for such periods did not include 18,154,673 and 2,831,418 shares of common stock, respectively, which consist of the common equivalents of outstanding options, warrants and convertible preferred stock, because the effect would be antidilutive due to the net losses from continuing operations in those years. The calculation of the Company's net (loss) income per share for the year ended December 31, 2007 and nine months ended December 31, 2006 (dollars in thousands, except for per share amounts):

	Year Ended	Nine Months Ended
	December 31, 2007	December 31, 2006
Net loss from continuing operations	$ (16,648)	$ (606)
Income from discontinued operations	54	675
Net (loss) income attributable to common stockholders	$ (16,594)	$ 69

Net (loss) income per common share-basic and diluted:
Continuing operations	$ (0.25)	$ (0.01)
Discontinued operations	-	0.01
Loss attributable to common stockholders	$ (0.25)	$ -

Weighted average common shares outstanding – basic and diluted	67,538,976	67,538,976

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation Plans

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123(Revised), “Share-Based Payment” (“SFAS No. 123(R)”), establishing accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based stock awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123(R) replaces existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation,” and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. SFAS 123(R) was adopted by the Company on April 1, 2006.

The Company's net income for the year ended December 31, 2007 and nine months ended December 31, 2006 gives effect to $332,000 and $65,000, respectively, of expense related to certain stock options. There is an additional $22,000 of compensation expense related to warrants issued to Board members for the year ended December 31, 2007. Upon adoption of SFAS No. 123(R), the Company used the modified prospective transaction method, which requires that compensation expense be recorded for all non-vested options beginning with the first quarter of adoption. The Company determines the stock-based employee compensation using the Black-Scholes Option Pricing Model. Prior periods were not restated to reflect the impact of adopting SFAS No. 123(R) on April 1, 2006.

Amended and Restated 1995 Stock Option Plan

The Company continues to administer the Patient Infosystems 1995 Stock Option Plan (the “PATY Plan”). As of December 31, 2007, there are options to purchase 53,500 shares of the Company's common stock outstanding under the PATY Plan, with a weighted average exercise price of $2.80 per share. The PATY Plan expired in 2005 and no further grants of options may be awarded under the PATY Plan.

2005 Equity Incentive Plan

During the fiscal year ended March 31, 2006, CCS’s board of directors and stockholders adopted the CCS Consolidated, Inc. 2005 Equity Incentive Plan (the "2005 Plan"). Prior to the merger between CCS and Patient Infosystems (the “PATY Merger”), CCS granted options to certain of its officers under the 2005 Plan. These options were assumed by the Company as part of the PATY Merger and were converted into options to purchase shares of the Company's common stock at an exercise price of $0.2337 per share, based on the exchange ratio for CCS’s common stock in the PATY Merger. As of December 31, 2007, options to purchase 1,272,082 shares of the Company’s common stock were outstanding under the 2005 Plan. The options granted under the 2005 Plan and assumed by the Company have a term of ten years from the date of grant. The options were accelerated in connection with the PATY Merger so that they were 25% vested as of January 25, 2006 and vest in 36 monthly installments thereafter. No options were granted under the 2005 Plan during the year ended December 31, 2007. During the year ended December 31, 2007, the Company recognized compensation expense related to options granted under the 2005 Plan of $99,000, as compared to $66,000 for the nine months ended December 31, 2006.

2. Summary of Significant Accounting Policies (continued)

2007 Equity Incentive Plan

In March 2007, the Company’s board of directors approved a 2007 Equity Incentive Plan (the “2007 Plan”) subject to approval of the stockholders of the Company, and the 2007 Plan was adopted by the Company’s stockholders in June 2007. The Company has reserved 7,000,000 shares of its common stock for issuance under the terms of the 2007 Plan. As of December 31, 2007, options to purchase 4,927,055 shares of the Company’s common stock were outstanding at a weighted-average purchase price of $0.44 per share. Options granted under the 2007 Plan generally vest over a period of 4 years and have a term of ten years from the date of grant. During the year ended December 31, 2007, the Company recognized compensation expense of $233,000 related to options granted under the Plan.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of trade receivables and deposits in banks. Concentrations of credit risk with respect to trade receivables are partially mitigated by the fact that some of Company’s customers are large and well-established companies. As of December 31, 2007 and 2006, approximately $537,000 and $326,000, respectively, of the Company’s total accounts receivable were due from Blue Cross Blue Shield of Michigan. As of December 31, 2007 and 2006, $282,000 and $46,000, respectively, of the Company’s total accounts receivable were due from WellPoint. As of December 31, 2006, approximately $692,000 and $85,000 of the Company’s total accounts receivable were due from Health Net and Aetna, respectively. There were no receivables from HealthNet or Aetna as of December 31, 2007.

The Company has deposits exceeding the federal deposit insurance limits in three commercial banks. The Company has not experienced any losses in such accounts.

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes - an interpretation of SFAS Statement No. 109, to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted the provisions of FIN 48 during the first quarter of 2007. There was no material impact of FIN 48 on its consolidated financial statements.

In September 2006, FASB issued FASB Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy, with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. The requirements of SFAS No. 157 are first effective for the Company’s fiscal year beginning January 1, 2008. However, in February 2008, the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year. Accordingly, the Company’s adoption of this standard on January 1, 2008 is limited to financial assets and liabilities, and any nonfinancial assets and liabilities recognized or disclosed at fair value on a recurring basis. The Company is currently assessing the potential effect of SFAS No. 157 on its financial position, results of operations and cash flows.

2. Summary of Significant Accounting Policies (continued)

In February 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115" ("SFAS No. 159"). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The Company has not yet assessed the impact, if any, of SFAS No. 159 on its consolidated financial statements.

In December 2007, FASB issued SFAS No. 141 (revised), “Business Combinations”, (“SFAS No. 141R”). SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures tangible assets acquired, liabilities assumed, goodwill and any noncontrolling interests and identifies related disclosure requirements for business combinations. Measurement requirements will result in all assets, liabilities, contingencies and contingent consideration being recorded at fair value on the acquisition date, with limited exceptions. Acquisition costs and restructuring costs will generally be expenses as incurred. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact that the adoption of SFAS No. 141R will have on its financial statements.

3. Merger with Patient Infosystems, Inc. (PATY)

On September 19, 2005, CCS entered into an agreement to merge with PATY Acquisition Corp., a wholly owned subsidiary of the Company, which was then known as Patient Infosystems, Inc. (“PATY” and such transaction the "PATY Merger"). The PATY Merger was completed on January 25, 2006. As a result, CCS became a wholly-owned subsidiary of PATY. CCS was deemed to be the acquiring company for accounting purposes.

On September 19, 2006, the company formerly known as Patient Infosystems, Inc. filed an amendment to its certificate of incorporation which changed the name of this entity to CareGuide, Inc. (the "Company" or "CareGuide").

In accordance with SFAS No. 141, the total purchase price was allocated to the acquired tangible and intangible assets and assumed liabilities of PATY based on their estimated fair values as of the PATY Merger closing date of January 25, 2006. A third party valuation consultant was engaged to assist in the process of determining the fair value of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill.

3. Merger with Patient Infosystems, Inc. (PATY) (continued)

The purchase price was allocated to the assets and liabilities of PATY as of the merger date of January 25, 2006, as follows (dollars in thousands):

Cash acquired	$ 4,457
Other current assets	2,129
Identified intangible assets	2,470
Goodwill	28,608
Current liabilities	(2,173)
Net assets acquired	$ 35,491

The weighted-average amortization period of intangible assets acquired is 4.4 years. None of the goodwill acquired is expected to be deductible for tax purposes. As discussed above in Note 2, the Company recorded a consolidated goodwill impairment of $7.5 million during the year ended December 31, 2007.

4. Merger with Haelan Corporation (Haelan)

On December 8, 2006, pursuant to an Agreement and Plan of Merger, dated as of November 3, 2006, by and among CareGuide, Haelan Acquisition Corporation, an Indiana corporation and a newly formed wholly-owned subsidiary of CareGuide (“Merger Sub”), Haelan Corporation, an Indiana corporation (“Haelan”) and Richard L. Westheimer, as securityholders’ representative (the “Haelan Merger Agreement”), Merger Sub merged with and into Haelan (the “Haelan Merger”), and as a result Haelan became a wholly-owned subsidiary of CareGuide. The Haelan Merger Agreement and the Haelan Merger were approved by the shareholders of Haelan at a meeting held on November 20, 2006. In the Haelan Merger, CareGuide paid $1.5 million in cash to Haelan to satisfy certain liabilities of Haelan existing at the closing and specified in the Haelan Merger Agreement, and all outstanding securities of Haelan were exchanged for convertible promissory notes of CareGuide (the “Convertible Notes”) in the aggregate principal amount of $6.5 million. The Convertible Notes are subordinated to the rights of CareGuide’s senior lender (see Note 9).

The Convertible Notes carry an interest rate of 5% per year, compounding annually, mature on December 8, 2009 and are convertible at maturity into shares of common stock of CareGuide, valued based upon the average closing price of the common stock for the 20 consecutive trading days ending on the date prior to conversion. The maturity date of the notes may be accelerated in the event of a sale transaction, as defined in the Convertible Notes, involving CareGuide.

4. Merger with Haelan Corporation (Haelan) (continued)

In the event that the average closing price of the common stock of CareGuide for the 20 consecutive trading days ending on the date prior to conversion is equal to or greater than $1.50 per share, the outstanding principal and accrued interest under the Convertible Notes will automatically convert into shares of common stock at $1.50 per share. In the event that such average closing price at the time of conversion is less than $1.50 per share, the outstanding principal and accrued interest under the Convertible Notes will convert into shares of common stock at such average closing price, but not less than $1.00 per share, and in such case each holder of a Convertible Note may elect to receive all or a portion of the amounts due under the note in cash in lieu of shares of common stock of CareGuide. CareGuide may elect to prepay the amounts then outstanding under the Convertible Notes in cash, subject to the prior approval of CareGuide’s senior lender under its credit facility, but upon any such election by CareGuide, if the average closing price of CareGuide’s common stock for the 20 consecutive trading days ending on the date prior to conversion is at least $1.00 per share, each holder of a Convertible Note may elect to receive all or any portion of the amounts due under the Convertible Note in the form of shares of common stock valued at such average closing price.

The Haelan Merger Agreement also contains an “earn-out” provision under which CareGuide is required to pay additional amounts to the former Haelan securityholders in the event that Haelan’s revenues during the year ending December 31, 2007 exceeded certain threshold amounts. As of December 31, 2007, the Company has calculated an estimated “earn-out” payable to the Haelan securityholders of approximately $180,000 and expects that such amount will be paid in cash.

The accompanying consolidated balance sheets as of December 31, 2007 and December 31, 2006 include the assets and liabilities of Haelan. The accompanying consolidated statements of operations and cash flows for the year ended December 31, 2007 include the operations and cash flows of Haelan for the entire period. The accompanying consolidated statements of operations and cash flows for the nine months ended December 31, 2006 include the operations and cash flows of Haelan from the merger date of December 8, 2006 through December 31, 2006.

In accordance with SFAS No. 141, the total purchase price was allocated to the acquired tangible and intangible assets and assumed liabilities of Haelan based on their estimated fair values as of the Haelan Merger closing date of December 8, 2006. A third party valuation consultant was engaged to assist in the process of determining the fair value of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The resulting goodwill is subject to an annual impairment test. If the goodwill is impaired, the Company will recognize a non-cash charge to earnings during the period in which the impairment is determined.

The purchase price of Haelan in the Haelan Merger was calculated as follows (dollars in thousands):

Cash paid at closing	$ 1,500
Expenses of the Haelan Merger	309
Earn-out	180
Notes issued to the former Haelan securityholders	6,500
Total purchase price	$ 8,489

4. Merger with Haelan Corporation (Haelan) (continued)

The purchase price was allocated to the assets and liabilities of Haelan as of the merger date of December 8, 2006. An adjustment was made for the estimated earn-out and additional expenses related to the acquisition. The allocation is as follows (dollars in thousands):

Cash acquired	$ 133
Other current assets	156
Property and equipment	2,389
Identified intangible assets	2,600
Goodwill	3,969
Current liabilities	(751)
Long-term liabilities	(7)
Net assets acquired	$ 8,489

As of the date of the acquisition, the weighted-average amortization period of amortizing intangible assets acquired was 4.3 years. None of the goodwill acquired is expected to be deductible for tax purposes. As discussed above in Note 2, the Company recorded a consolidated goodwill impairment of $7.5 million during the year ended December 31, 2007.

The following unaudited pro forma summary presents CareGuide's consolidated results of operations for the nine months ended December 31, 2006 had the Haelan Merger been consummated on first day of the period. The pro forma consolidated results of operations include certain pro forma adjustments, including the amortization of identifiable intangible assets, interest and expenses on certain debt (dollars in thousands, except for share and per share data).

Nine Months Ended December 31, 2006

Total revenues	$ 44,425

Cost of services – direct service costs	(32,704)
Total operating costs and expenses	(10,819)
Other income and expenses, net	(2,189)
Accretion of preferred stock	-
Net loss attributable to common stockholders	$ (1,287)
Net loss per common share attributable to common stockholders - basic and diluted	$ (0.02)

Weighted average shares outstanding - basic	67,538,976
Weighted average shares outstanding - diluted	67,538,976

The pro forma results are not necessarily indicative of those that would have occurred had the acquisition taken place at the beginning of the periods presented.

5. Business Operations

The Company incurred a net loss from continuing operations of approximately $16,648,000 for the year ended December 31, 2007 and a net loss from continuing operations of $606,000 for the nine months ended December 31, 2006. At December 31, 2007 the Company had a working capital deficit of $2,751,000. The Company’s ability to continue as a going concern is dependent upon achieving profitability from future operations sufficient to maintain adequate working capital. These financial statements have been prepared assuming the Company will continue as a going concern. Until the Company has sufficient profitable operations or other revenue-generating activities to be self sufficient, the Company will remain dependent on other sources of capital. Currently, such capital has been obtained from the issuance of common and preferred stock and borrowings from a financial institution. The Company’s primary investors have guaranteed the borrowings from a financial institution through January 1, 2009 (see Note 9) and certain of these investors have committed to provide additional funding of up to $1 million to the Company, if required, through January 1, 2009. These primary investors purchased 1,562,500 shares of preferred stock for $0.9 million during 2007 and committed to purchasing an additional 4,687,500 shares of preferred stock during 2008, for aggregate additional gross proceeds of up to $2.8 million, under a stock purchase agreement entered into during December 2007.

Management’s plans for dealing with the adverse effects of these conditions include entering into contracts with additional health plans, achieving positive gross margins by exiting or renegotiating under-performing contracts, reducing operating expenses by challenging staffing levels at all of the Company’s locations and considering strategic partnerships with other healthcare companies. The Company has eliminated a number of staff positions and plans additional eliminations of positions, as appropriate, as it transitions from risk-based contracts to contracts under which the Company is not at risk for provider claims. However, there can be no assurance that the Company will be successful in achieving positive financial results.

6. Discontinued Operations

During the year ended March 31, 2005, the Company terminated its contractual relationship with Oxford Health Plans (“Oxford”). Pursuant to the contract termination provisions, the Company performed under the terms of the contract through May 31, 2005 and provided transitional assistance to Oxford's members through July 31, 2005. The Company had no continuing involvement thereafter. Therefore, the operations of Oxford are accounted for as discontinued operations, and accordingly, the operating results and related assets and liabilities of Oxford are segregated in the accompanying consolidated financial statements.

The Oxford contract included risk-sharing provisions and provided for an annual settlement after the conclusion of each contract year. During the year ended March 31, 2006, Oxford submitted its calculation of the amount due from the Company for the contract year ended December 31, 2004 which included many matters which management believed were contrary to the terms of the contract, and management notified Oxford of the disputed items. Oxford did not agree with the Company’s position on these matters, and Oxford drew down a $500,000 letter of credit that had been established for Oxford’s benefit pursuant to this contract. At March 31, 2006, the Company recorded a liability based upon management’s best estimate of the ultimate liability to settle the contractual dispute with Oxford for services rendered through March 31, 2006. The parties agreed to arbitration in 2006. In September 2006, the arbitration panel rendered a decision in the Company's favor. On November 10, 2006, Oxford paid the Company the award in the amount of approximately $661,000. The related legal costs, net of the elimination of the liability the Company had recorded at March 31, 2006, resulted in $131,000 of expenses related to Oxford for the nine months ended December 31, 2006.

During the year ended March 31, 2003, the Company ceased operations in Texas and began the process of dissolving CCS of Texas. The operations of CCS of Texas are accounted for as discontinued operations, and accordingly, the operating results and related assets and liabilities of CCS of Texas are segregated in the accompanying consolidated financial statements. During the year ended December 31, 2007 and the nine months ended December 31, 2006, the Company revised its estimate of the expenses to wind down the operations, including the ultimate settlement to providers, and as a result released $42,000 and $140,000 of liabilities (including liabilities for claims), respectively, which were recorded as income from discontinued operations. Income (expense) of discontinued operations consist of the following (dollars in thousands):

	Year Ended	Nine Months Ended
	December 31, 2007	December 31, 2006

Revenues from Oxford	$ -	$ 661
Revenues from CCS of Texas	9	5
Total revenues from discontinued operations	9	666
Reductions in expense (expense) from Oxford	3	(131)
Net reductions in expense from CCS of Texas	42	140
Net reductions in expense (expense) from discontinued operations	45	9
Net income from discontinued operations	$ 54	$ 675

In connection with the discontinuation of the Company’s Texas operations, the remaining long-lived assets associated with the operations of CCS of Texas have been transferred to the Company’s corporate headquarters. No tax expense or tax benefit has been allocated to the above results of discontinued operations, since no such expense or benefit would have been recorded by Oxford or CCS of Texas on a separate return basis.

7. Property and Equipment

Property and equipment consisted of the following (dollars in thousands):

	December 31, 2007	December 31, 2006

Computer equipment and software	$ 7,084	$ 6,087
Furniture and equipment	1,336	1,326
Equipment held under capital leases	2,335	2,335
Leasehold improvements	115	978
	10,870	10,726
Accumulated depreciation	(8,783)	(7,778)
Total property and equipment, net	$ 2,087	$ 2,948

Depreciation and amortization expense related to property and equipment was approximately $1,681,000 and $961,000 for the year ended December 31, 2007 and nine months ended December 31, 2006, respectively. Included in the depreciation and amortization expense related to property and equipment for the year ended December 31, 2007 was $343,000 related to the write-off of unamortized software the Company determined was of no further value. In addition, certain fully depreciated assets with both an original cost and accumulated depreciation of $330,000 were written off during the year ended December 31, 2007. Included in the depreciation and amortization expense related to property and equipment for the nine months ended December 31, 2006 was $325,000 related to the write-off of unamortized software the Company determined was of no further value and $221,000 of unamortized leasehold improvements that were deemed to have no further use.

8. Professional Malpractice Insurance

The Company maintains general liability and professional malpractice liability insurance on its staff and other insurance coverage appropriate for its operations. The general liability policy is occurrence based and provides coverage of $1,000,000 per occurrence and $2,000,000 in the aggregate. The professional liability policy is on a claims-made basis and provides coverage for professional medical activities. This policy provides coverage of $5,000,000 per occurrence and $5,000,000 in the aggregate, subject to a deductible of $75,000 per claim and annual aggregate. In addition, the Company maintains an umbrella policy which provides coverage of $5,000,000 per claim and in the aggregate.

9. Long-Term Obligations

Line of Credit

The Company has an $8,000,000 revolving line of credit (the "Line of Credit") with an outside lender for working capital purposes. The Line of Credit bears interest at the outside lender’s prime rate plus 1%, which was 8.25% and 9.25% at December 31, 2007 and December 31, 2006, respectively, and is due in full on January 1, 2009. The Line of Credit is collateralized by all of the Company’s assets, including its investment in all of its subsidiaries. As of December 31, 2007 and at December 31, 2006, $8,000,000 was outstanding under the Line of Credit.

9. Long-Term Obligations (continued)

In September 2007, the Company obtained a second credit facility with the same lender (“Revolving Line B”), under which the Company may borrow up to an additional amount equal to the lesser of (a) $1.0 million or (b) 60% of its eligible accounts receivable, which percentage will increase to 75% of its eligible accounts receivable upon the satisfaction of certain conditions. Revolving Line B is collateralized by certain accounts receivable of the Company. Any amounts borrowed under Revolving Line B bear interest at the lender’s prime rate plus 2%, and all outstanding amounts under Revolving Line B are due on September 23, 2008. As of December 31, 2007, $500,000 had been drawn on Revolving Line B and the interest rate on this facility was 9.25%. As of December 31, 2007, the additional amount available under Revolving Line B was minimal. Any additional amounts borrowed under Revolving Line B would be limited to the amount indicated by a borrowing base calculation completed at the time of the borrowing request.

The loan agreement underlying the Line of Credit and Revolving Line B contains representations and warranties and affirmative and negative covenants that are customary for credit facilities of this type. The Line of Credit and Revolving Line B could restrict the Company’s ability to, among other things, sell certain assets, change our business, engage in a merger or change in control transaction, incur debt, pay cash dividends, make investments and encumber our assets. The Line of Credit also contains events of default that are customary for credit facilities of this type, including payment defaults, covenant defaults, insolvency type defaults and events of default relating to liens, judgments, material misrepresentations and the occurrence of certain material adverse events.

During the fourth quarter of 2007 and through April 2008, the Company was in violation of certain of the loan covenants. In May 2008, the Company entered into an amendment to the loan agreement with Comerica, as part of which Comerica waived the Company’s failure to comply with the loan covenants during this period.

The outside lender required that the Company obtain unconditional guarantees (the "Guarantees") from its primary investors. Under the terms of the Guarantees, each participating primary investor unconditionally and irrevocably guarantees prompt and complete payment of its pro rata share of the amount the Company owes under the Line of Credit, up to $8 million. As compensation for their guarantees, the Company estimates that it will issue warrants to purchase an aggregate of 2,800,000 shares of common stock to these stockholders during 2008, which will vest based on the outstanding balance of the Line of Credit through its maturity date. The Company has estimated the value of these warrants under the Black-Scholes model at approximately $396,000 and recognized additional interest expense of approximately $79,000 during the year ended December 31, 2007 related to these Guarantees.

In exchange for prior Guarantees of the Line of Credit, the primary investors were issued warrants to purchase up to 2,000,000 shares of Series AA Convertible Preferred Stock of CCS, par value of $0.01 per share, in the aggregate. Such warrants each had an exercise price of $0.01 per share and a ten-year exercise period through November 17, 2014 and vested based on the outstanding balance of the Line of Credit as a percentage of the total available amount under the Line of Credit at each quarterly vesting date. In January 2006, warrants to purchase an additional 400,000 shares of Series AA Preferred Stock of CCS in the aggregate were issued under similar terms in exchange for extending the then guarantee period to June 30, 2007, except that such additional warrants were fully vested at the time of grant (collectively the "Guaranty Warrants").

9. Long-Term Obligations (continued)

Immediately prior to the PATY Merger, the vested portions of the Guaranty Warrants were net-share exercised for shares of Series AA Convertible Preferred Stock of CCS, which were then exchanged for shares of PATY common stock in the PATY Merger. As part of the PATY Merger, the unvested portions of the Guaranty Warrants were terminated and replaced by warrants to purchase an aggregate of 3,152,141 shares of PATY common stock which were issued to an escrow agent at the closing of the PATY Merger (the "Replacement Warrants"). Each of the Replacement Warrants had an exercise price of $0.003172 per share of PATY common stock. These Replacement Warrants fully vested during the nine months ended December 31, 2006 and were exercised in full, and the underlying shares were issued to the guarantors during the nine months ended December 31, 2006. The aggregate fair value of the Guaranty Warrants in the amount of $1,980,000 was amortized to interest expense over the guarantee period, and the initial value was computed using the Black-Scholes model. Approximately $436,000 and $657,000 was recognized as additional interest expense for the year ended December 31, 2007 and the nine months ended December 31, 2006, respectively.

As more fully described in Note 4, the Company completed the Haelan Merger on December 8, 2006, resulting in the issuance of $6.5 million of Convertible Notes. The Convertible Notes are subordinated to the rights to prior payment of the Company's senior lender under the Line of Credit. The Convertible Notes carry an interest rate of 5% per year, compounding annually, mature on December 8, 2009 and are convertible at maturity into shares of common stock of CareGuide, valued based upon the average closing price of the common stock for the 20 consecutive trading days ending on the date prior to conversion. The maturity date of the Convertible Notes may be accelerated in the event of a sale transaction, as defined in the Convertible Notes, involving the Company.

In the event that the average closing price of the common stock of the Company for the 20 consecutive trading days ending on the date prior to conversion is equal to or greater than $1.50 per share, the outstanding principal and accrued interest under the Convertible Notes will automatically convert into shares of common stock at $1.50 per share. In the event that such average closing price at the time of conversion is less than $1.50 per share, the outstanding principal and accrued interest under the Convertible Notes will convert into shares of common stock at such average closing price, but not less than $1.00 per share, and in such case each holder of a Convertible Note may elect to receive all or a portion of the amounts due under the note in cash in lieu of shares of common stock of CareGuide. The Company may elect to prepay the amounts then outstanding under the Convertible Notes in cash, subject to the prior approval of the Company’s senior lender under the Line of Credit, but upon any such election by the Company, if the average closing price of the Company’s common stock for the 20 consecutive trading days ending on the date prior to conversion is at least $1.00 per share, each holder of a Convertible Note may elect to receive all or any portion of the amounts due under the Convertible Note in the form of shares of common stock valued at such average closing price.

Lease Obligations

At December 31, 2007 and December 31, 2006, the Company had recorded obligations for the fair value of the remaining lease rentals due under operating leases without any remaining economic benefit to the Company aggregating $2,090,000 and $1,472,000. See Note 15 for operating lease commitments.

10. Stockholders' Equity and Subsequent Event

Capital Stock

The Company is authorized to issue up to 120,000,000 shares of capital stock, 100,000,000 designated as common stock, and 20,000,000 designated as preferred stock, of which 6,250,000 shares have been designated as “Series A Preferred Stock.” As of December 31, 2007 and December 31, 2006, there were 67,538,976 shares of common stock outstanding.

As of December 31, 2007, there were 1,562,500 shares of Series A Convertible Preferred Stock issued and outstanding. Between December 31, 2007 and May 6, 2008, the Company issued an additional 3,125,000 shares of the Series A Convertible Preferred Stock. The Company has also requested that the Investors purchase the remaining authorized shares of Series A Preferred Stock on a pro rata basis, based on the number of shares purchased at the initial closing. The Series A Convertible Preferred Stock (i) is entitled to cumulative dividends at the rate of 8% per year, payable in arrears semiannually; (ii) is entitled to a liquidation preference equal to its original purchase price plus all accrued and unpaid dividends; (iii) has a preference over the common stock with respect to dividends and distributions; (iv) votes on an as-converted basis with the common stock on matters submitted to common stockholders for approval; and (v) is initially convertible into common stock on a five-for-one basis (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, etc. and in the event of certain dilutive issuances by the Company). The consent of the holders of at least two-thirds of the Series A Preferred Stock is required for certain other actions that alter or change the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred Stock so as to affect them adversely.

The Series A Preferred Stock will be automatically converted into shares of common stock, at the then-effective conversion rate, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock or immediately upon the closing of certain public offerings of the Company’s common stock. Upon such automatic conversion, any accrued and unpaid dividends will be paid in cash or, to the extent sufficient funds are not then legally available therefore, in common stock (at the common stock’s fair market value determined by the Board of Directors as of the date of such conversion).

11. Intangible and Other Assets

The Company’s intangible and other assets consisted of the following (dollars in thousands):

	December 31,	December 31,
Description	2007	2006
CareGuide trademark acquired July 2001 (i)	$ 1,513	$ 1,513
CareGuide website acquired July 2001 (ii)	1,430	1,430
PATY customer relationships acquired January 2006 (iii)	1,236	1,236
PATY non-compete agreements acquired January 2006 (iv)	718	718
PATY co-marketing agreements acquired January 2006 (v)	516	516
Haelan customer relationships acquired December 2006 (iii)	1,460	1,460
Haelan non-compete agreements acquired December 2006 (iv)	360	360
Haelan trademarks acquired December 2006 (vi)	780	780
	8,013	8,013
Accumulated amortization	(3,620)	(2,214)
Net intangible assets	4,393	5,799
Security deposits and other assets	58	164
Total intangibles and other assets, net	$ 4,451	$ 5,963

(i)	The acquired trademark is classified as an intangible asset with an indefinite life and is not subject to amortization, but is tested annually for impairment.
(ii)	The website is subject to amortization and was being amortized using over a five-year life using the straight line method. It is now fully amortized.
(iii)	Customer lists are subject to amortization and are being amortized over a five-year life using an accelerated method.
(iv)	The non-compete agreements are subject to amortization and are being amortized over a three-year life using the straight line method.
(v)	The co-marketing agreements are subject to amortization and are being amortized over a five-year life using the straight line method.
(vi)	The Haelan trademarks are subject to amortization and are being amortized over a ten-year life using the straight line method.

Amortization expense related to acquired intangible assets and other assets was approximately $1,406,000 and $998,000 for the year ended December 31, 2007 and nine months ended December 31, 2006, respectively.

11. Intangible and Other Assets (continued)

The estimated annual amortization expenses of intangible assets for the five years subsequent to December 31, 2007 are as follows (dollar in thousands):

Years Ended December 31,	Estimated Intangible Amortization Expense
2008	$ 1,193
2009	752
2010	409
2011	140
2012	78
Total	$ 2,572

12. Income Taxes

The components of the income tax (expense) benefit consist of the following (dollars in thousands):

	Year Ended December 31, 2007	Nine Months Ended December 31, 2006
Current federal income taxes	$ 54	$ (25)
Current state income taxes	(216)	(365)
Deferred taxes	-	13
Net income tax expense	$ (162)	$ (377)

12. Income Taxes (continued)

The tax-effected components of deferred income tax assets and (liabilities) consist of the following (dollars in thousands):

	December 31, 2007	December 31, 2006

Deferred income tax assets:
Federal income tax net operating losses	$ 25,443	$ 22,517
State and other income tax net operating losses	5,238	4,636
Goodwill and intangible impairment and amortization	1,104	1,215
Accrued liabilities	809	954
Allowance for doubtful accounts	292	223
Depreciation	331	481
Deferred revenue	-	15
Stock option compensation expense	280	144
Tax credits	75	75
Trading portfolio losses	177	249
Change in accounting method	-	142
Other	28	31
	33,777	30,682
Less valuation allowance	(32,304)	(28,358)
Net deferred income tax assets	1,473	2,324

Deferred income tax liabilities:
Intangible assets acquired in mergers	(1,478)	(2,312)
Amortization of website	-	(2)
Other	(2)	(17)
Net deferred income tax liabilities	(1,480)	(2,331)
Net deferred income tax liability	$ (7)	$ (7)

The reconciliation of the expected income tax (expense) benefit with the actual income tax (expense) benefit from continuing operations reported for the year ended December 31, 2007 and the nine months ended December 31, 2006 computed on income (loss) before income taxes at federal statutory rates is as follows:

	Year Ended December 31, 2007	Nine Months Ended December 31, 2006

Tax at federal statutory rate	34.0%	34.0%
State income taxes, net of federal income tax benefit	2.7	(159.3)
Non-deductible items	(16.7)	(101.7)
Change in valuation allowance	(24.0)	49.0
Other, net	3.0	13.4
Net effective tax rate	(1.0)%	(164.6)%

12. Income Taxes (continued)

The Company accounts for income taxes in accordance with Statement of Financial Standards No. 109, Accounting for Income Taxes (“SFAS 109)” issued by the FASB. SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all of the evidence, both positive and negative, management has determined that a valuation allowance of approximately $32,304,000 and $28,358,000 is necessary at December 31, 2007 and December 31, 2006, respectively to reduce the deferred tax assets to the amount that will more likely than not be realized. The increase (decrease) in the valuation allowance for the year ended December 31, 2007 and nine months ended December 31, 2006 was approximately $3,946,000 and $(1,876,000), respectively. Included in the decrease in the valuation allowance for the nine months ended December 31, 2006 was $2,312,000 for the tax effect of certain assets acquired in connection with the acquisition of Haelan.

At December 31, 2007, the Company has available federal net operating losses ("NOLs") of approximately $74,831,000 expiring between 2009 and 2027. Approximately $1,820,000 were acquired in the Haelan merger. In addition, the Company has tax credit carryforwards of $75,000, which are available to offset future federal income taxes, if any, which begin to expire in 2010. The NOLs and tax credit carryforwards may be subject to limitation by certain sections of the Internal Revenue Code relating to ownership changes.

13. Employee Benefit Plan

The Company has a 401(k) savings plan covering substantially all eligible employees who have completed 90 days of active employment. Under the plan, an employee may elect to contribute on a pre-tax basis to a retirement account up to 15% of the employee’s compensation up to the maximum annual contribution permitted by the Internal Revenue Code. The Company matches employee contributions on a discretionary basis as determined by the Company’s board of directors. The Company made discretionary contributions to the 401(k) savings plan of approximately $44,000 and $76,000 during the year ended December 31, 2007 and nine months ended December 31, 2006, respectively.

14. Stock Options and Warrants

During the year ended March 31, 2006, CCS's board of directors and stockholders adopted the CCS Consolidated, Inc. 2005 Equity Incentive Plan (the 2005 Plan) and reserved 1,776,238 shares of CCS common stock for issuance under the 2005 Plan. CCS granted options to certain of its officers under the 2005 Plan to purchase an aggregate of 1,090,095 shares of CCS common stock at $0.30 per share. These options were assumed by CareGuide as part of the PATY Merger and were converted into options to purchase an aggregate of 1,399,290 shares of CareGuide common stock at an exercise price of $0.2337 per share, based on the exchange ratio for CareGuide’s common stock in the PATY Merger. The options granted under the 2005 Plan and assumed by CareGuide have a term of ten years from the date of grant. The options were accelerated in connection with the PATY Merger so that they were 25% vested as of January 25, 2006 and vest in 36 monthly installments thereafter. CareGuide recorded approximately $99,000 and $66,000 in compensation expense associated with these grants during the year ended December 31, 2007 and nine months ended December 31, 2006, respectively. As of December 31, 2007, options to purchase 1,272,082 shares of the Company’s common stock were outstanding under the 2005 Plan.

14. Stock Options and Warrants (continued)

As a result of the PATY Merger, CareGuide continues to administer the PATY 1995 Stock Option Plan (the PATY Plan). As of December 31, 2007, there were options to purchase 53,500 shares of the Company's common stock outstanding under the PATY Plan, with a weighted average exercise price of $2.80 per share. The PATY Plan expired in 2005 and no further grants of options may be awarded under the PATY Plan.

In March 2007, the Company’s board of directors approved a 2007 Equity Incentive Plan (the “2007 Plan”) subject to approval of the stockholders of the Company, and the 2007 Plan was adopted by the Company’s stockholders in June 2007. The Company has reserved 7,000,000 shares of its common stock for issuance under the terms of the 2007 Plan. As of December 31, 2007, options to purchase 4,927,055 shares of the Company’s common stock were outstanding at a weighted-average purchase price of $0.44 per share. Options granted under the 2007 Plan generally vest over a period of 4 years and have a term of ten years from the date of grant. During the year ended December 31, 2007, the Company recognized compensation expense of $233,000 related to options granted under the Plan.

The non-qualified options granted to employees and outside directors under the 2007 Plan become exercisable over periods of 0.25 to 4 years and expire after 10 years. The fair value of each option award granted is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Volatility is calculated using an analysis of the Company’s historical volatility. The expected lives of options are determined based on the Company’s historical exercise experience. The Company believes the historical experience method is the best estimate of future exercise patterns currently available. The risk-free interest rates are determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the options. The expected dividend yields are based on the approved annual dividend rate in effect and current market price of the underlying common stock at the time of grant.

2007

Weighted average grant date fair value	$0.32

Weighted average assumptions used:

Expected volatility	74.10%
Risk free interest rate	4.69%
Forfeiture rate	7.05%
Expected lives	7 years

A summary of the status of and the changes in the options outstanding under all plans maintained by CareGuide during the year ended December 31, 2007 and nine months ended December 31, 2006 is presented below.

	Shares	Weighted Average Exercise Price
Outstanding at March 31, 2006	1,847,367	$ 0.86
Forfeited	(120,449)	(2.79)
Outstanding at December 31, 2006	1,726,918	0.72
Granted	6,163,525	0.44
Forfeited	(1,637,806)	(0.83)
Outstanding at December 31, 2007	6,252,637	$ 0.42

14. Stock Options and Warrants (continued)

The following table summarizes information about options outstanding at December 31, 2007:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.23	1,272,082	7.3	$0.23	954,061	$ 0.23
0.24-0.46	4,927,055	9.5	0.44	218,750	0.45
2.80	53,500	6.9	2.80	53,500	2.80
$0.23 - $2.80	6,252,637			1,226,311

As of December 31, 2007, there was no intrinsic value related to the options outstanding and approximately $1,662,000 in unrecognized stock compensation to be recognized over a weighted average period of 3.4 years.

During the year ended December 31, 2007, the Company issued a warrant to purchase up to 100,000 shares of CareGuide's common stock at $0.55 per share to a director of the Company. Such warrant provides that 25,000 shares shall become exercisable on each of December 8, 2007, 2008, 2009 and 2010 and that the warrant must be exercised on or before December 8, 2016. During the nine months ended December 31, 2006, the Company issued a warrant to purchase up to 100,000 shares of CareGuide's common stock at $0.76 per share to a director of the Company. Such warrant provides that 25,000 shares shall become exercisable on each of August 16, 2007, 2008, 2009 and 2010 and that the warrant must be exercised on or before August 16, 2016.

Additionally, as described in Note 9, certain investors have guaranteed the Company’s obligations under a Line of Credit. As compensation for the guarantees, the Company expects to issue warrants to these stockholders during 2008 that will be exercisable for shares of common stock and which will vest based on the outstanding balance of the Line of Credit through its maturity date. The Company has recorded expense based upon the anticipated terms of the warrants.

14. Stock Options and Warrants (continued)

The common stock warrants outstanding (including the warrants anticipated to be issued as described above) and exercisable as of December 31, 2007 and December 31, 2006 are as follows:

	Warrants outstanding at
	December 31, 2007		December 31, 2006
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Warrants outstanding
Common Stock	4,089,536	$ 0.51	1,189,536	$ 1.12
Warrants exercisable
Common Stock	1,139,536	1.14	1,089,536	1.16

As of December 31, 2007, the Company has approximately $368,000 of unrecognized expense related to warrants outstanding. There were no warrants outstanding to purchase any preferred stock of the Company as of December 31, 2007 or 2006.

15. Commitments and Contingencies

Commitments

The Company has operating lease agreements principally for its corporate office space and for certain contract site offices. Future minimum lease payments for the next five years under noncancelable operating leases as of December 31, 2007 are as follows (dollars in thousands):

		Non-
	Operating	Cancelable
Year Ending December 31,	Leases	Subleases	Net

2008	$ 2,092	$ (711)	$ 1,381
2009	2,020	(739)	1,281
2010	1,315	(436)	879
2011	586	-	586
2012	506	-	506
Total	$ 6,519	$ (1,886)	$ 4,633

The table above includes lease payments and related sublease rental income related to leasing arrangements where there is no further economic benefit to the Company and for which a liability is accrued (see Note 9). Net rent expense for the year ended December 31, 2007 and nine months ended December 31, 2006 was approximately $1,850,000 and $803,000, respectively. Included in rent expense for the year ended December 31, 2007 was a charge of approximately $999,000 related to the abandonment of the Company’s Rochester, New York location.

15. Commitments and Contingencies (continued)

Employment Agreements

The Company has entered into employment agreements with certain management employees, which include, among other things, annual base salaries, non-competition provisions, salary continuation benefits, performance bonuses based upon the overall profitability of the Company and certain other non-cash benefits, including life, health and disability insurance. Employment agreements are automatically renewed for successive one-year terms. The employment agreement for one executive officer provides that the executive be issued additional options in order for him to maintain an interest in 2.25% of the Company on a fully diluted basis through June 2008.

Call Option Liability

The Company is party to a call option agreement with an underwriter which entitles the holder to purchase up to 153,518 shares of ACSH common stock from the Company for $6.00 per share at any time until October 31, 2010. The option was granted in connection with an offering of the Company's securities underwritten by the holder. The 153,518 shares held for trading are valued at market price, and the call option is considered a derivative instrument and is carried at its estimated fair value. The estimated fair value of the call option liability was approximately $78,000 and $48,000 at December 31, 2007 and December 31, 2006, respectively, and is included in accounts payable and accrued expenses. The fair value of the call option is determined using the Black-Scholes method using the following assumptions:

	December 31, 2007	December 31, 2006
Volatility	71.3%	83.7%
Interest rate	3.34%	4.72%
Average life	1.42 years	1.88 years

Changes to the fair market value of the trading portfolio and the call option obligation are recognized in the accompanying consolidated statement of operations.

As of December 31, 2007, the Company held 166,610 shares of ACSH common stock and has designated 153,518 shares as trading securities because these shares would be used to satisfy the call option.

Provisions of Contractual Arrangements

The Company has entered into contracts in the ordinary course of business which include reconciliation or savings sharing provisions. In such contracts, savings achieved by the Company against contractual benchmarks are measured to determine a potential penalty or bonus to be paid by or to the Company. No additional revenue is recognized under the contractual provisions until the amount is estimable and realization is reasonably assured. At this time, the Company has no losses under such arrangements which appear to be probable of assertion and for which a reasonable estimate can be determined.

Litigation

The Company resolved a dispute with Oxford during the nine months ended December 31, 2006, which is described in Note 6.

The Company is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material adverse effect on the Company’s results of operations or financial position.

16. Quarterly Results (unaudited)

The following is a summary of the unaudited interim results of operations by quarter (dollars in thousands, except per share amounts).

	First(1)	Second	Third	Fourth(2)
Year ended December 31, 2007:
Revenues	$ 8,171	$ 4,925	$ 4,632	$ 4,518
Gross profit	1,436	1,387	3,012	1,562
Net loss - continuing operations	(2,722)	(3,367)	(1,219)	(9,340)
Net income (loss) - discontinued operations	3	54	(2)	(1)
Net loss	(2,719)	(3,313)	(1,221)	(9,341)
Net loss per common share-basic and diluted:
Loss from continuing operations	(0.04)	(0.05)	(0.02)	(0.14)
Discontinued operations	-	-	-	-
Net loss	(0.04)	(0.05)	(0.02)	(0.14)

Nine months ended December 31, 2006:
Revenues	-	$ 13,797	$ 13,751	$ 13,790
Gross profit	-	3,908	2,951	3,050
Net income (loss) - continuing operations	-	204	(85)	(725)
Net (loss) income - discontinued operations	-	(286)	711	250
Net (loss) income	-	(82)	626	(475)
Net income (loss) per common share-basic and diluted:
Income (loss) from continuing operations	-	-	-	(0.01)
Discontinued operations	-	-	0.01	-
Net income (loss)	-	-	0.01	(0.01)

(1)

During the nine months ended December 31, 2006, the Company changed its fiscal year end from March 31, to December 31 and, therefore, the period ended December 31, 2006 only contains three fiscal quarters.

(2)	Net loss from continuing operations for the fourth quarter 2007 was adversely impacted by a goodwill impairment charge of $7,523,000.